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                                                                    EXHIBIT 99.1
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            IMPORTANT FACTORS REGARDING FORWARD - LOOKING STATEMENTS

          The Company may occasionally make forward-looking statements and estimates such as forecasts and projections of the Company's future performance or statement of management's plans and objectives. These forward-looking statements may be contained in, among other places, SEC filings, Annual Reports to Shareholders, press releases and oral statements, made by the Company. Actual results could differ materially from those in such forward-looking statements. Therefore, no assurances can be given that the results in such forward-looking statements will be achieved. Important factors that could cause the Company's actual results to differ from those contained in such forward-looking statements include, among other things, the factors mentioned below.

ACQUISITION STRATEGY; MANAGEMENT OF GROWTH

          One of the Company's key objectives is to continue to acquire diagnostic imaging centers and temporary healthcare staffing businesses and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses may require a significant amount of resources and management attention which will temporarily detract from attention to the day-to-day business of the Company and may be prolonged due to unforeseen circumstances.The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls, and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations. Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies, regional and national staffing companies and other medical services companies, many of which have greater financial resources than the Company. The Company may also pursue the development of new centers. New centers may incur significant operating losses during their development stages, and could materially adversely affect the Company's operating results and financial condition.
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          LIMITATIONS AND DELAYS IN REIMBURSEMENT

          Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

          The Company's management believes that reimbursement rates will continue to decline due to factors such as the expansion of managed care providers and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements are expected to increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

          In addition, the Company derives a significant percentage of its net service revenues from imaging centers through physicians providing imaging services to patients involved in personal injury claims. Receivables relating to personal injury claims require more extensive documentation than other procedures. In addition, those individuals with obligations to the Company in excess of insurance coverage or those who do not have insurance coverage tend to delay payment until legal claims are resolved, which may result in significant collection delays. Due to the greater complexity in processing receivables relating to personal injury claims, as well as increased information requirements from third-party payors, such receivables typically require a longer period of time to collect compared to other receivables and, in the experience of the Company, incur a higher bad debt expense. The Company believes that providing imaging services to patients

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involved in personal injury claims is an attractive revenue source because of the higher reimbursement rates typically realized in such cases as compared to payors such as Medicare, Medicaid and managed care providers. Therefore, the Company expects new centers which it has recently acquired and centers which it may acquire in the future to target actively such personal injury cases, which may increase such centers' bad debt expense levels. Significant delays in the collection or the inability to collect receivables relating to personal injury claims could have an adverse effect on the Company's diagnostic imaging operations.

RESTRICTIONS IMPOSED BY GOVERNMENT REGULATION

          The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback Act.

          The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993 contains provisions that, unless an exception applies, restrict physicians from making referrals to, among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the "Stark Law").

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The Stark Law provides exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

          The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federal counterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

          The States of Florida, Illinois, New Jersey, New York, Maryland and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

          All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

          The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

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SIGNIFICANT LONG-TERM DEBT, INCLUDING CAPITALIZED LEASE OBLIGATIONS

          The Company has significant outstanding debt, including capitalized lease obligations relating to equipment at its centers. The Company has financed the acquisition of substantially all of the diagnostic imaging equipment used at its centers (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as collateral for the loans. Substantially all of the Company's assets have been pledged as collateral for its capitalized lease obligations, as well as other indebtedness. In certain cases, the center leasing the equipment and the subsidiary which operates the center are the only obligors under the capitalized leases. A default under an equipment lease or certain other indebtedness of the Company could materially adversely affect the operations of the Company.

COMPETITION; RELIANCE ON REFERRALS

          The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals and independent or management company owned imaging centers, some of which are owned with physician investors. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals, with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region.

          The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

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POTENTIAL ADVERSE EFFECT OF RESTRICTIONS ON UNLICENSED PRACTICE OF MEDICINE

          Diagnostic imaging centers are subject to laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. Professional radiology services are performed at the Company's centers by licensed physicians under contract with a medical professional corporation, while the Company provides the imaging equipment, technical employees and administrative functions. Although the Company believes that it is in compliance with relevant existing laws, there can be no assurance that state authorities or others may not challenge this structure as involving the Company in the unlawful practice of medicine.

DEPENDENCE ON QUALIFIED INTERPRETING PHYSICIANS

          The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified interpreting physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with interpreting physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the interpreting physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the development of new centers, there can be no assurance that arrangements can be entered into with interpreting physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. The inability of these physicians to attract sufficient referrals could have a material adverse effect on the Company's financial condition and operating results.

TECHNOLOGICAL OBSOLESCENCE

          There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its earnings and cash flow. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

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LIABILITY CLAIMS AND INSURANCE

          Although the Company provides administrative and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision. Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. There can be no assurance, however, that potential claims will not exceed the coverage limits or that, in the future, such insurance will be available.

LOSSES FROM CERTAIN CENTERS

          Certain centers of which the Company has acquired since January 1996 have generated losses. With respect to these centers, the Company has advanced, and, in most circumstances, will continue to advance, working capital to fund the operations of such centers. The Company cannot determine if or when such centers will become profitable, or if or when these advances will be repaid. In the event that the Company determines to close any such center, the Company would expect to incur a loss in connection with such closure.

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